Exhibit 99.1

MEMSIC Announces Fourth-Quarter and Full-Year-2009 Results

ANDOVER, Mass., March 15, 2010 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the fourth quarter and full year ended December 31, 2009.

Fourth-Quarter-2009 Financial Results

Revenue for the fourth quarter of 2009 was $5.6 million, an 8% increase from the fourth quarter of 2008. Net loss in the 2009 fourth quarter was $0.8 million on a GAAP basis, or ($0.03) per diluted share, compared to a net loss of $1.9 million, or ($0.08) per diluted share, in the prior-year period. The company’s net loss in the 2008 period reflected a non-cash charge recorded in the fourth quarter due to the company’s establishment of a full valuation allowance against its deferred tax assets in the U.S.

On a non-GAAP basis, which excludes stock-based compensation charges of $0.3 million, the company’s net loss in the 2009 fourth quarter was $0.5 million, or ($0.02) per diluted share. The Company’s non-GAAP net loss for the 2008 fourth quarter was $0.4 million, or ($0.02) per diluted share, which excludes the $1.2 million impact of the valuation allowance and stock-based compensation charges of $0.3 million.

Full-Year-2009 Financial Results

For the year ended December 31, 2009, MEMSIC reported revenue of $28.4 million, a 41% increase from 2008. Net income for 2009 was $24,000 on a GAAP basis, or $0.00 per diluted share, compared to a net loss of $1.7 million for 2008, or ($0.07) per diluted share.

On a non-GAAP basis, the company’s 2009 net income was $1.4 million, or $0.06 per diluted share, which excludes stock-based compensation charges of $1.4 million. Non-GAAP net income for 2008 was $0.8 million, or $0.03 per diluted share, which excluded the $1.2 million impact of the valuation allowance and stock-based compensation charges of $1.3 million.

MEMSIC Chairman, President and CEO, Dr. Yang Zhao commented, “We are pleased to have had growth in all of our four markets in 2009, although, as expected, the mobile phone market continued to experience pricing pressure due to competition from vendors of mechanical switch sensor products. Through technology innovation and new product introductions, we are effectively driving the manufacturing cost down in order to compete in the sensor component market and maintain gross margin.

“In addition, we remain focused on our strategy of providing innovative, value-added, smart sensing solutions to our customers. As an integral part of this strategy, we completed our acquisition of Crossbow Technology’s non-military inertial systems and wireless sensor network ‘Mote’ and eKo business lines in January 2010. Over time, we believe this acquisition – which has added significant sensor-integration-solution IP as well as engineering talent to MEMSIC – will help drive MEMSIC’s long-term growth by enabling us to offer more complex and higher-margin smart sensing solution products.

“In fact, 2010 is already proving to be a major milestone year for MEMSIC. We have significantly expanded from accelerometer and compass component product lines in 2009 into multiple sensor system solution product lines, including wireless sensor network solutions and inertial sensing systems for the industrial market and FAA-certified navigation systems for the general aviation market.

“Our overriding goal is to position MEMSIC as a full-range solution provider of highly competitive core sensor products, sensor systems and value-added sensing solutions to a wide range of customers and markets. To that end, in 2010 we will continue to invest in low-cost and high- performance product lines in sensor components and integrated smart sensing systems. We expect growth in 2010 through multiple new product introductions to our various markets.”

Outlook

For the first quarter of 2010, MEMSIC anticipates revenue in the range of $6.4 to $7.0 million. Net loss on a GAAP basis is expected to be in the range of ($0.11) to ($0.13) per share. The company’s expectations for the first quarter of 2010 reflect expected revenue from the acquired Crossbow business, transaction costs related to the acquisition and costs related to the addition of Crossbow engineering and sales staff. Non-GAAP net loss, which excludes approximately $0.3 million in stock-based compensation expenses, is anticipated to be in the range of ($0.09) to ($0.11) per diluted share. Average diluted share count for the first quarter is estimated to be 24.0 million.

Dr. Zhao commented, “We are very encouraged by the many opportunities the Crossbow acquisition offers and are optimistic about our financial performance for the remainder of 2010. We expect to see improving financial results as we transition Crossbow manufacturing to China and bring our new low-cost products to market.”

Use of Non-GAAP Financial Measures

A “non-GAAP financial measure” is a numerical measure of a company’s historical or future financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations. MEMSIC is providing the non-GAAP historical and forward-looking financial measures presented above as the company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of MEMSIC’s core operations.

Net income (non-GAAP) and net income per share (non-GAAP), as we present them in the financial data included in this press release, exclude non-cash stock-based compensation expense and, for 2008, the impact of the company’s establishment of a full valuation allowance against its deferred tax assets in the U.S. The company uses these non-GAAP financial measures internally to focus management on period-to-period changes in the company’s core business. Therefore, the company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Conference Call

Management will hold a conference call and webcast at 5:00 p.m. ET that day to review and discuss the Company’s results.

What:	MEMSIC 4Q and full year 2009 financial results conference call and webcast
When:	Monday, March 15, 2010
Time:	5:00 p.m. ET
Live Call:	(877) 291-1367, domestic
(914) 495-8534, international
Replay:	(800) 642-1687 pass code 55828366, domestic
(706) 645-9291, pass code 55828366, international
Webcast:	http://investor.memsic.com (live and replay)

About MEMSIC, Inc.

MEMSIC Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensor and system solutions based on integrated micro-electromechanical systems (MEMS) technology and mixed signal circuit design. MEMSIC’s unique and proprietary approach combines leading edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost effective solutions for automotive, consumer and industrial markets. The company shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source: MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried/ Jody Burfening Lippert Heilshorn & Associates (212) 838-3777 ir@memsic.com

MEMSIC, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$66,970,736	$64,365,607
Restricted cash	863,439	—
Short-term investments	—	1,485,023
Accounts receivable, net of allowance for doubtful accounts of $6,441 as of December 31, 2009 and 2008, respectively	2,670,144	1,884,194
Inventories	4,988,611	6,267,911
Deferred taxes	96,217	78,204
Other assets	908,241	969,892

Total current assets	76,497,388	75,050,831

Property and equipment, net	14,591,828	13,351,721
Long-term investments	5,353,000	5,553,000
Intangible assets, net	988,270	978,256
Deferred taxes	55,100	36,439
Other assets	26,355	51,529

Total assets	$97,511,941	$95,021,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,115,694	$1,360,274
Accrued expenses	1,662,518	1,380,071
Advance research funding	863,439	—

Total current liabilities	3,641,651	2,740,345

Stockholders’ equity:
Common stock, $0.00001 par value; authorized, 45,000,000 shares; 23,793,113 and 23,694,425 shares issued and outstanding at December 31, 2009 and 2008, respectively	238	237
Additional paid-in capital	98,112,408	96,538,040
Accumulated other comprehensive income	2,218,496	2,227,901
Accumulated deficit	(6,460,852)	(6,484,747)

Total stockholders’ equity	93,870,290	92,281,431

Total liabilities and stockholders’ equity	$97,511,941	$95,021,776

MEMSIC, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2009	2008
Net sales	$28,372,015	$20,076,444
Cost of goods sold	15,436,281	10,458,790

Gross profit	12,935,734	9,617,654
Operating expenses:
Research and development	5,229,986	4,355,730
Sales and marketing	2,328,025	3,159,476
General and administrative	6,295,017	5,948,847

Total operating expenses	13,853,028	13,464,053

Operating loss	(917,294)	(3,846,399)

Other income (expense):
Interest and dividend income	819,091	2,185,504
Interest expense	—	(25,648)
Other, net	214,731	330,525

Total other income (expense)	1,033,822	2,490,381

Earnings (loss) before income taxes	116,528	(1,356,018)
Provision for income taxes	92,633	326,124

Net income (loss)	$23,895	$(1,682,142)

Net income (loss) per common share:
Basic	$0.00	$(0.07)

Diluted	$0.00	$(0.07)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,740,592	23,681,923

Diluted	24,007,456	23,681,923

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